Exhibit 10.6





August 27, 1996


Mr. Robert M. Manning
16646 Calle De Nancy
Pacific Palisades, CA 90272

Dear Rob:

It is with great pleasure that I offer you the position of Senior Vice President and Chief Financial Officer of ICI. Assuming that you accept this offer, you will officially assume this position on or before September 16, 1996.

The primary responsibilities of this position are to lead and direct all financial and accounting activities for the corporation. This includes building "world class" finance, accounting, and administration departments. Among other things, this will entail staffing the department with highly talented people, and providing the necessary guidance, motivation, and development to your staff. The organization expects this position to be the catalyst that brings all the functions of the company together in order to insure the development and implementation of sound financial and control strategies.

This is an extremely important executive officer position of ICI. The position reports directly to me and pays a yearly base salary of $200,000 (based on 52 weeks service). In addition, this position has an annual management incentive compensation target opportunity of 40% of base salary, which would be pro rated for 1996. (Assuming you start on September 10, 1996, you would be eligible for 4/12 of this target opportunity, or $26,400.) This bonus opportunity is contingent upon the achievement of corporate revenue, EBITDA, and capital budget objectives as well as the achievement of two to five individual objectives which relate to your primary responsibilities. You are expected to establish these individual objectives, with my approval.

You will receive two separate stock awards under the Company's Long-Term Incentive Plan as described on the following page. For purposes of the stock option grant your employment start date will be deemed to be Tuesday, August 27, 1996.

Grant 1. A stock option covering 85,000 shares of common stock which will vest in equal installments over the 60-month period commencing with the date of your employment by the Company, subject to customary terms contained in the standard incentive stock options issued by the Company under the Plan. For pricing purposes, the date of grant will be deemed to be the date upon which we have reached agreement as to the terms of your employment and the option has been approved by the Compensation Committee of the Board of Directors.

Grant 2. You will receive a contingent restricted stock award covering 35,000 shares of common stock on the date you join the Company. The restricted stock covered by this award will only be issued if and when the fair market value for the Company's common stock, measured over a 90-day period or upon the occurrence of a change in control, reaches a price of $40.00 per share within the first two years of your employment with ICI. Any restricted stock issued will vest in equal monthly increments over the next five years as long as you continue to be employed by ICI.

The options comprising Grant 1 and any restricted stock issued pursuant to Grant 2 will immediately vest upon a change in control of the Company.

As an employee of ICI, you will be entitled to all employee benefits: Medical insurance, prescription drug card, dental insurance, long-term disability, life insurance, 401k Plan, educational reimbursement, holidays, sick leave, military leave, bereavement leave, voting time off and jury duty leave, and supplemental executive life insurance. Assuming you start on or before September 10, 1996, your medical benefits will be effective November 1, 1996. You will be eligible for 3 weeks of paid vacation per year, including your first year of employment.

This offer includes a relocation allowance of up to $112,000. Subject to this limit, you will be reimbursed for relocation expenses (documented by receipts) in accordance with ICI's Relocation Policy, a copy of which is attached. Reimbursable expenses include items such as transportation of you and your family, movement of household goods, real estate commission for the sale of the old home, closing costs associated with the purchase of the new home, incidental expenses, house hunting trips, temporary living, and trips home from the temporary residence. The Company will "gross up" the taxable elements of this reimbursement. The "gross-up" is not considered part of the relocation allowance.

This relocation assistance will be forgiven over a 12 month period commencing on the date of your relocation. If you voluntarily terminate your employment with ICI prior to the end of this 12 month period, the relocation balance that exceeds the forgiven amount must be repaid to the Company.

In addition, in the event that your employment terminates involuntarily for any reason other than unacceptable behavior, as described in the ICI Employee Manual, you will be entitled to twelve months severance pay (base salary only) and executive level outplacement services.

Rob, we sincerely believe that ICI has an exciting future, filled with substantial opportunity for business growth and success. We also feel that you are a very talented person with significant potential to help us grow and succeed. We are excited about the prospect of you joining the ICI team.


Sincerely,



David C. Ruberg
President & CEO


By signing below I accept this offer:

______________________________                     _________
Signature                                          Date